UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-0196300

(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
Eaton Center, Cleveland, Ohio 44114

(Address of principal executive offices)
EATON PERSONAL INVESTMENT PLAN

(Full title of the plan)
E. R. Franklin, Senior Vice President and Secretary, Eaton Center, Cleveland, Ohio 44114

(Name and address of agent for service)
(216) 523-4103

(Telephone number, including area code of, agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered	price per share	price(1)	registration fee
Common Shares, par value of $.50 per share of Eaton Corporation	375,000	N/A	$33,461,250.	$1,315.03
Plan Participants	Indeterminate	N/A	N/A	N/A

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, on the basis of $89.23, the average of the high and low trading prices of Eaton Common Shares on May 2, 2008.

(2)	Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan referenced above.

Pursuant to Instruction E to Form S-8, the information contained in Registration Statement No. 333-43876 is hereby incorporated by reference into this Registration Statement, except as set forth below.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

The description of Eaton’s Common Shares contained in the Registration Statement on Form S-3ASR, File No. 333‑130138, filed on December 14, 2005, as supplemented by a Prospectus Supplement filed pursuant to Rule 424(b)(2) on April 23, 2008.

Item 5.	Interests of Named Experts and Counsel

Mark M. McGuire, Executive Vice President and General Counsel of the Company, who has passed on the legality of the Eaton Common Shares covered by this Registration Statement, is a shareholder of the Company.

Item 8.	Exhibits

See list of exhibits at page 5.

Item 9.	Undertakings
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on the 5th day of May, 2008.

EATON CORPORATION
By	/s/ E. R. Franklin
E. R. Franklin
Senior Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Alexander M. Cutler *	Chairman and Chief Executive Officer; President; Principal Executive Officer; Director	May 5, 2008

Richard H. Fearon*	Executive Vice President— Chief Financial and Planning Officer; Principal Financial Officer	May 5, 2008

Billie K. Rawot*	Senior Vice President and Controller; Principal Accounting Officer	May 5, 2008

Christopher M. Connor*	Director	May 5, 2008

Michael J. Critelli *	Director	May 5, 2008

Charles E. Golden*	Director	May 5, 2008

Ernie Green *	Director	May 5, 2008

Ned C. Lautenbach *	Director	May 5, 2008

Deborah L. McCoy *	Director	May 5, 2008

John R. Miller *	Director	May 5, 2008

Gregory R. Page *	Director	May 5, 2008

Victor A. Pelson *	Director	May 5, 2008

Gary L. Tooker *	Director	May 5, 2008

*By	/s/ David M. O’Loughlin
David M. O’Loughlin, Attorney-in-Fact
for the Officers and Directors signing in the capacities indicated

EXHIBIT INDEX

Exhibit
Number

4(a)	Amended and Restated Articles of Incorporation (amended and restated as of April 24, 2008), filed as Exhibit 3(a) to Form 10-Q report for the period ended March 31, 2008 and incorporated herein by reference.

4(b)	Amended Regulations (amended and restated as of April 23, 2008), filed as Exhibit 3(b) to Form 10-Q report for the period ended March 31, 2008 and incorporated herein by reference.

5	Opinion of Mark M. McGuire, Executive Vice Present and General Counsel, as to the validity of the Common Shares registered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of Meaden & Moore, Ltd.

23(c)	Consent of Mark M. McGuire, Executive Vice President and General Counsel of Eaton Corporation (contained in his opinion filed as Exhibit 5 to this Registration Statement).

24	Power of Attorney.